

Global Crossing Ltd. Bermuda
Global Crossing Holdings Ltd. Bermuda
Global Crossing North American Holdings, Inc. Delaware
Global Crossing USA Inc. Delaware
Global Crossing Holdings USA, LLC Delaware
Global Crossing North America, Inc.
Global Crossing Latin America & Caribbean Co. Delaware
MAC Landing Corp. Delaware
GT Landing Corp. Delaware
PAC Landing Corp. Delaware
US Crossing, Inc. Delaware
GC Dev. Co., Inc. Delaware
GC Pacific Landing Corp. Delaware
Global Crossing Development Co. Delaware
Global Crossing Employee Services Inc. Delaware
GT Landing II Corp.
ALC Communications Corporation
Global Crossing Internet Dial-Up Inc.
Global Crossing Management Services, Inc.
Subsidiary Telco, LLC
GCTI Claims, LLC Delaware
GCTI Claims, LLC California
GCNAN Claims, LLC Delaware
GCNAN Claims, LLC California
Global Crossing GlobalCenter Holdings, Inc.
Global Crossing Worldwide Customer Help Desk Canada, Ltd.
Global Crossing Telemanagement, Inc.
Global Crossing Advanced Card Services, Inc.
Global Crossing Telecommunications-Canada, Ltd.
Global Crossing North American Networks, Inc.
Global Crossing Bandwidth, Inc.
Global Crossing Local Services, Inc.
Global Crossing Ventures, Inc.
Global Crossing Portfolio Holdings Ltd.
Global Crossing Telemanagement VA, LLC
Global Crossing Telecommunications, Inc.
Budget Call Long Distance, Inc.
Ameritel Management, Inc.
Business Telemanagement, Inc.
Metaclorin Investco II, Inc.
Equal Access Networks, LLC
IXNet, Inc. Delaware
99%
1% GCNA
Global Crossing IXnet EMEA Holdings Limited U.K.
IXnet Brasil Comercio e Participacoes Ltda. Brazil
International Exchange Networks (Mexico) S.A. de C.V. Mexico
Saturn Global Network Services (U.K.) Ltd. U.K.
Global Crossing Conferencing-Canada, Ltd.
Global Crossing Billing, Inc.
Global Crossing Conferencing Limited (UK)
Global Crossing Government Markets USA, Inc.
IXnet South Africa South Africa
IXnet UK Limited U.K.
International Exchange Network SAS France
International Exchange Network GmbH Germany
GC Mart LLC
Geoconference Limited (UK)